UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2015

QUEST RESOURCE HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36451	51-0665952
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3481 Plano Parkway The Colony, Texas	75056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 464-0004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officer

Effective December 15, 2015, T. Jeffrey Cheney tendered his resignation from all positions with us and our affiliated companies and as a director of our company to pursue other opportunities.  We thank him for his contributions to our company, and we wish him well in his future endeavors.

Severance Agreement

On December 16, 2015, we entered into a severance and change in control agreement with Timothy A. Semones, our Chief Operating Officer, effective as of the same date.  If we terminate Mr. Semones’ employment for any reason other than for good cause (as defined in the agreement) or if Mr. Semones voluntarily terminates his employment with us for good reason (as defined in the agreement), the agreement provides that (a) we will pay Mr. Semones his salary for a period of 12 months following the effective date of such termination and (b) we will pay Mr. Semones, at the same time as cash incentive bonuses are paid to other executives, a portion of the cash incentive bonus deemed by our Compensation Committee in the exercise of its sole discretion, to be earned by Mr. Semones pro rata for the period commencing on the first day of our fiscal year for which the cash incentive bonus is calculated and ending on the effective date of such termination.

The agreement further provides that, in the event of a change in control of our company (as defined in the agreement), Mr. Semones has the option to terminate his employment with us, unless (i) the provisions of the agreement remain in full force and effect as to Mr. Semones and (ii) he suffers no reduction in his status, authority, or base salary following the change in control, provided that Mr. Semones will be considered to suffer a reduction in his status, authority, or base salary, only if, after the change in control, (A) he is not the Chief Operating Officer of the company that succeeds to our business, (B) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, the Nasdaq Stock Market, or the NYSE MKT), (C) such company in any material respect reduces Mr. Semones’ status, authority, or base salary, or (D) as a result of the change in control, Mr. Semones is required to relocate his principal place of business more than 50 miles from The Colony, Texas (or surrounding areas).  If Mr. Semones terminates his employment with us following a change in control or if we terminate his employment without good cause, in each case during the period commencing three months before and one year following the change in control, (A) we will pay Mr. Semones’ base salary for a period of 12 months following the effective date of such termination, (B) we will pay Mr. Semones an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, (C) all unvested stock options held by Mr. Semones in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination, and (D) all unvested restricted stock units (“RSUs”) granted after the date hereof held by Mr. Semones in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination.

The agreement also contains a provision that prohibits Mr. Semones from competing with our company for a period of 12 months following the termination of his employment with our company for any reason.  The agreement further contains a provision that prohibits Mr. Semones from soliciting or hiring any of our employees for a period of 24 months following the termination of his employment with our company for any reason.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the severance and change in control agreement, which is attached hereto as Exhibit 10.22 and is hereby incorporated by reference into this Item 5.02.

Item 9.01.Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Exhibits

10.22	Severance and Change in Control Agreement, dated as of December 16, 2015, by and between Quest Resource Holding Corporation and Timothy A. Semones

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2015	QUEST RESOURCE HOLDING CORPORATION

	By:	/s/ Laurie L. Latham
Laurie L. Latham
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

10.22	Severance and Change in Control Agreement, dated as of December 16, 2015, by and between Quest Resource Holding Corporation and Timothy A. Semones